Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 33-84632, 33-60630, 333-150345, 333-156596, 333-255902, 333-274461 and 333-288183 on Form S-8 of our reports dated February 25, 2026, relating to the consolidated financial statements of UFP Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 27, 2025.

/s/ Deloitte & Touche LLP

Grand Rapids, Michigan

February 25, 2026